Exhibit 10.9

AMENDMENT NO. 3

TO FLOW SERVICING AGREEMENT

Amendment No. 3 to Flow Servicing Agreement, dated as of May 17, 2011 (the “Amendment”), by and between PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and PennyMac Loan Services, LLC, a Delaware limited liability company ( the “Servicer”).

RECITALS

WHEREAS, the Operating Partnership and the Servicer are parties to that certain Flow Servicing Agreement, dated as of August 4, 2009, as amended (the “Existing Flow Servicing Agreement” and, as amended by this Amendment, the “Flow Servicing Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Flow Servicing Agreement.

WHEREAS, the Operating Partnership and the Servicer have agreed, subject to the terms and conditions of this Amendment, that the Existing Flow Servicing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Flow Servicing Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Operating Partnership and the Servicer hereby agree that the Existing Flow Servicing Agreement is hereby amended as follows:

SECTION 1.                                Exhibits. Exhibit 9 of the Existing Flow Servicing Agreement is hereby amended by deleting it in its entirety and replacing it with the form attached hereto as Exhibit A.

SECTION 2.                                Conditions Precedent.  This Amendment shall become effective as of the date first set forth above (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1                                 Delivered Documents.  On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

(a)                                  this Amendment, executed and delivered by duly authorized officers of the Operating Partnership and the Servicer; and

(b)                                 such other documents as such party or counsel to such party may reasonably request.

SECTION 3.                                Representations and Warranties. Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing Flow Servicing Agreement on its part to be observed or performed.

SECTION 4.                                Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Flow Servicing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 5.                                GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.                                Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 7.                                Conflicts.  The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Flow Servicing Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

The Operating Partnership:	PENNYMAC OPERATING PARTNERSHIP, L.P.

	By:	PennyMac GP OP, Inc.,
its General Partner

	By:	/s/ Anne D. McCallion
		Name:	Anne D. McCallion
		Title:	Chief Financial Officer
and Treasurer

The Servicer:	PENNYMAC LOAN SERVICES, LLC

	By:	/s/ Anne D. McCallion
		Name:	Anne D. McCallion
		Title:	Vice President, Finance

EXHIBIT A

EXHIBIT 9

TERM SHEET

BASE SERVICING FEE PERCENTAGE
(per loan)

With respect to each Mortgage Loan, the Base Servicing Fee Percentage for that Mortgage Loan set forth in the Servicer’s servicing records.  The Base Servicing Fee Percentage for a Mortgage Loan shall be determined in accordance with the written protocol approved by (i) a majority of the independent members of the board of Trustees of PennyMac REIT, (ii) the Owner and (iii) the Servicer.  The following factors shall be taken into account in formulating the written protocol:

1.               For Correspondent Loans, the Base Servicing Fee shall range from 5 to 20 basis points per annum on the unpaid principal balance of such Correspondent Loans.

2.               For all Mortgage Loans other than Correspondent Loans, the Base Servicing Fee Percentages shall (i) be based on the risk characteristics of the Mortgage Loans in a particular pool, including the market value of the underlying properties, creditworthiness of the borrowers, seasoning of the Mortgage Loans, degree of current and expected mortgage loan defaults, current loan-to-value ratios, borrowers’ payment history and debt-to-income levels,  (ii) be consistent with the assumptions used by the PennyMac REIT Manager in determining the bid for the related portfolio of Mortgage Loans, (iii) be competitive with those charged by specialty mortgage loan servicers providing comparable services for comparable mortgage loans, and (iv) range from 30 to 100 basis points per annum on the unpaid principal balance of the related Mortgage Loans.

OTHER KEY PARAMETERS

Remittance Types	Actual/Actual Basis during Interim Servicing Period

Remittance Date	See definition of Remittance Date

Servicing Advances	Servicer to be reimbursed monthly for all unpaid Servicing Advances incurred by Servicer in the prior month including Cost of Funds.

Cost of Funds on Servicing Advances	Refer to Section 3.04

Prepayment Penalties	Owner will retain 100% of the prepayment penalties.

Exh. 9-1

Late Charges Collected	Servicer will retain 100% of late charges collected by Servicer

Ancillary Income	Servicer will retain 100% of all Ancillary Income

Delegated Authority	Refer to Exhibit 10

Contract Term	Refer to Section 6.01

Eligible Mortgage Loan	See definition of Eligible Mortgage Loan

ANCILLARY INCOME AND OTHER FEES - CORRESPONDENT LOANS

Notwithstanding anything to the contrary in Section 4.03 of the Agreement, with respect to each Correspondent Loan, the Servicer shall be entitled to the following servicing compensation:

1.               for any period during which Owner and/or one or more of its wholly-owned subsidiaries owns such Correspondent Loan and no Monthly Payment required under such Correspondent Loan is more than 90 days delinquent, the Servicing Fee and all Ancillary Income;

2.               for any period during which Owner and/or one or more of its wholly-owned subsidiaries owns such Correspondent Loan and any Monthly Payment required under such Correspondent Loan is more than 90 days delinquent, the Servicing Fee, all Ancillary Income and all Other Fees; and

3.               for any period following a Reconstitution and during which a third party owns such Correspondent Loan, the Servicing Fee and any Ancillary Income except as otherwise modified by the terms of any servicing agreement or reconstitution agreement governing the terms of the Reconstitution.

MISCELLANEOUS ONE-TIME AND OTHER FEES

Service Release Fee:  $500 if released within one year of boarding; $250 if released within two years of boarding; $150 if released thereafter

Deed in Lieu Fee:  $500

Liquidation Fee:  150 basis points of the gross proceeds received in connection with either the disposition of an REO Property or a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan

Tax Service Contract:  Servicer’s cost

Flood Zone Service Contract:  Servicer’s cost

Exh. 9-1

Backfill Fee:  $15 per Mortgage File

MERS Fee:  Servicer’s cost

Modification Fee:  $1,000 for modifications classified by the Servicer as full modifications (to include interest rate reductions); $295 for modifications classified by the Servicer as simple modifications (to include capitalization of delinquent payments)

To the extent the Servicer participates in the U.S. Treasury’s Home Affordable Modification Program (or other similar mortgage loan modification programs), the Servicer shall be entitled to retain any incentive payments payable to mortgage loan servicers under the program; provided, however, that with respect to any incentive payments paid to Servicer in connection with a mortgage loan modification for which Owner previously paid Servicer a Modification Fee hereunder, Servicer shall reimburse Owner an amount equal to the lesser of (a) such Modification Fee, and (b) such incentive payments.

In the event the Servicer effects a refinancing of a Mortgage Loan on behalf of the Owner and not through a third party lender and the resulting Mortgage Loan is readily saleable, or the Servicer originates a Mortgage Loan to facilitate the disposition of REO Property, the Servicer shall be entitled to fees and other compensation in connection with such originations based on market-based pricing and terms that are consistent with the pricing and terms offered by the Servicer to unaffiliated third parties on a retail basis.  The amount of the compensation and the pricing and terms offered by the Servicer shall be subject to review by the Owner and the Servicer from time to time to reflect market rates.  The Owner shall reimburse the Servicer for any out of pocket expenses that the Servicer incurs in connection with any such origination, including title fees, legal fees and closing costs.

In addition to the Ancillary Income that the Servicer is entitled to retain pursuant to Section 4.03, the Servicer shall be entitled to customary market-based fees and charges for the boarding, deboarding and disposition of Mortgage Loans.

Exh. 9-2